Exhibit 99.2

UNWIRED PLANET STRENGTHENS MOBILE INTELLECTUAL PROPERTY PORTFOLIO

WITH THE CONTRIBUTION OF COMPLEMENTARY IP

FROM THE INDUSTRY LEADER IN MOBILE COMMUNICATIONS

Enlarged portfolio includes over 2,400 patent assets focused on mobile technologies

Holistic and deeply relevant combined intellectual property spanning

Telecommunications Infrastructure and Mobile Internet

Accelerates Unwired Planet’s conscientious and

sustainable long-term IP licensing program

RENO, NV – January 10, 2013 – Unwired Planet, Inc. (NASDAQ: UPIP) (“Unwired Planet” or the “Company”), the inventor of the mobile Internet, today announced that it has entered into a patent purchase agreement with Ericsson (NASDAQ:ERIC) whereby Ericsson will transfer to Unwired Planet 2,185 issued US and international patents and patent applications.

The transferred patents significantly broaden Unwired Planet’s Mobile Internet-focused portfolio and include 753 United States issued patents related to 2G, 3G and LTE technologies. Under the terms of the transaction, Ericsson will also contribute 100 additional patent assets annually to Unwired Planet commencing in 2014 through 2018. Unwired Planet will compensate Ericsson with certain ongoing rights in future revenues generated from the enlarged patent portfolio. Unwired Planet will also grant Ericsson a license to the Company’s enlarged patent portfolio.

The combined portfolio reflects decades of significant investment in research and development and the companies’ respective roles as pioneers in the development of technology critical to Telecommunications Infrastructure and the Mobile Internet. The contributed Ericsson portfolio includes patented inventions relating to global telecommunication technologies, such as GSM, GPRS, EDGE, WCDMA and LTE, as well as many other patented inventions that are widely implemented in many popular wireless devices and mobile industries.

Following the transaction, Unwired Planet will execute a strategy as a long-term industry platform for the realization of intellectual property value across the global telecoms and mobile handset markets.

“Ericsson and Unwired Planet teamed in the late 1990’s at the dawn of the mobile Internet to define an industry and develop technology at the cutting edge of mobile communications. Our mobile heritage reflects decades of pioneering new technology, supported by billions of dollars in research and development. Our inventions have delivered massive social value and this transaction with Ericsson reflects our commitment to protecting and realizing value from this innovation,” said Mike Mulica, Chief Executive Officer of Unwired Planet. “We look forward to leveraging a strong, multi-dimensional patent portfolio and furthering discussions with key industry players who are interested in licensing these inventions to protect and further build their product strategies.”

“In 1997, Ericsson and Unwired Planet introduced the Wireless Application Protocol that brought Internet access to mobile devices,” said Kasim Alfalahi, Chief Intellectual Property Officer, Ericsson. “Following this transaction, Unwired Planet’s portfolio will reflect decades of invention at the forefront of mobile infrastructure, handset technologies and over-the-top services. We are pleased to have concluded this business deal with Unwired Planet as an alternative channel for IP licensing.”

Further details of the transaction are included in a Form 8-K to be filed by Unwired Planet with the United States Securities and Exchange Commission.

Conference Call Information

Unwired Planet has scheduled a conference call for 5:00 p.m. EST today to discuss the patent purchase agreement. Interested parties may access the conference call over the Internet through Unwired Planet’s website at www.unwiredplanet.com or by telephone at (877) 941-2068 or (480)-629-9712 (international). A replay of the conference call will be available for three weeks (until January 31), beginning at 6:00 pm EST on January 10 by calling (800) 406-7325. The replay can be accessed internationally by calling (303) 590-3030, access code: 4590216.

About Unwired Planet

Unwired Planet, Inc. (NASDAQ: UPIP) is the inventor of the mobile Internet and established many of the foundational patented technologies that allow mobile devices to connect to the Internet. The company’s 202 issued US and foreign patents and 75 pending applications are considered foundational to mobile communications, and span smart devices, cloud technologies and unified messaging. Unwired Planet’s portfolio includes patents related to key mobile application technologies, including mobile browsers, mobile advertising, push technology, maps and location based services, mobile application stores, social networking, mobile gaming and mobile search. Unwired Planet is headquartered in Reno, Nevada.

Safe Harbor for Forward-Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this release are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. These forward-looking statements are subject to a number of risks, including, but not limited to the ability of the parties to the patent purchase agreement to consummate the proposed transaction in light of the various closing conditions set forth in the transaction documents (including those conditions related to HSR approval), the expiration of encumbrances on the patent portfolio, the potential value and synergies created by the transaction, including the future market for smartphones and 3G/4G mobile phone shipments and the ability of the Company to realize and monetize the value of the Company’s intellectual property as well as those risk factors discussed in filings with the SEC, including but not limited to the Company’s Annual Report on Form 10-K filed on September 7, 2012, and any subsequently filed reports on Forms 10-Q and 8-K or amendments thereto. The Company undertakes no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this release.

Contacts:

Public Relations Vikki Herrera, Unwired Planet Vikki.Herrera@unwiredplanet.com Tel: 775-980-2342	Investor Relations Mike Bishop, The Blueshirt Group mike@blueshirtgroup.com Tel: 415-217-4968